EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


           THIS EMPLOYMENT AGREEMENT is made and entered into this 18th day of July, 2001, by and between KASPER A.S.L., LTD., a Delaware corporation (the "Company"), and JOHN D. IDOL (the "Executive").

           WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in accordance with the terms and provisions herein contained;

           NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

           1. Employment.

           (a) The Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and subject to the conditions contained herein.

           (b) Executive shall serve as the Chairman of the Board of Directors and Chief Executive Officer of the Company faithfully and to the best of his ability under the direction of the Board of Directors of the Company (the "Board of Directors") and, in such capacities, shall supervise, manage and administer the operations, business and affairs of the Company and shall perform such duties and exercise such power and authority, commensurate with such positions, as may from time to time be reasonably delegated to him by the Board of Directors. All officers and senior managers of the Company shall report directly to the Executive and all other employees shall be subject to direction and control by Executive. Executive also shall act as an officer and director of, and shall perform such service on behalf of, the subsidiaries of the Company as may be designated by the Board of Directors, all without further compensation other than that for which provision is made in this Agreement.

           (c) Executive shall devote substantially his full business time and attention and his best efforts to the performance of his duties hereunder; provided, however, that Executive may engage in charitable, civic and religious activities or, with prior notice to and consent of the Board of Directors, serve as a member of the board of directors or hold a similar position with any business organization; provided such activities and service do not result in a conflict of interest with the Company or interfere with the performance of Executive's duties and responsibilities hereunder.

           2. Term. The term of the employment of Executive under this Agreement shall commence on July 18, 2001 (the "Commencement Date") and shall continue, unless sooner terminated under Sections 7, 8, 9 or 10 hereof, until the fourth anniversary of the Commencement Date (the "Employment Term").

           3. Salary. During the Employment Term, Executive shall be paid a salary at the rate of $1,000,000 per annum, subject to review annually and possible increases at the sole discretion of the Board of Directors. Such salary shall be payable in accordance with the Company's customary payroll practices in effect from time to time.

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           4. Bonus.

           (a) As additional compensation to Executive hereunder, the Company shall pay to Executive during the Employment Term a bonus (the "Bonus") in respect of each fiscal year of the Company. For the Company's fiscal year ending on December 31, 2001, the Bonus shall be at the annual rate of $750,000, prorated to reflect the number of days from the Commencement Date through December 31, 2001. For the Company's fiscal year ending on December 31, 2002, and each fiscal year thereafter during the Employment Term, the Bonus shall be the sum of (i) fifty percent (50%) of the then current annual salary rate, if the Company achieves any pre-tax income for such fiscal year, and (ii) five percent (5%) of pre-tax income for such fiscal year between $10 million and $20 million, and (iii) two and one-half percent (2-1/2 %) of pre-tax income for such fiscal year in excess of $20 million (up to a maximum of $500,000); provided, however, that the maximum total bonus payable in respect of any year shall be $1.5 million and such maximum limit and the Bonus in respect of any fiscal year shall be prorated for the number of days of Executive's employment during such fiscal year. Notwithstanding the preceding sentence, in respect of the Company's fiscal year ending on December 31, 2002, the Bonus shall not be less than $750,000, irrespective of the Company's pre-tax income. For purposes of this
Section 4(a) and Section 5(b), "pre-tax income" shall be calculated by excluding any extraordinary, non-recurring items and shall be determined by the Company's accountants in their certified statements, and such calculation and determination by the Company's accountants shall be final and binding on the Company and Executive, and their respective successors.

           (b) The Bonus in respect of the 2001 fiscal year shall be paid in periodic installments on the last day of each month during such year. The guaranteed portion of the Bonus in respect of the 2002 fiscal year shall be paid on the last day of December of such year. The Bonus in respect of any subsequent fiscal year of the Company shall be paid to Executive within ninety (90) days after the end of such fiscal year; provided, however, (i) in the event the audited consolidated financial statements of the Company have not been issued by the Company within such ninety (90) day period, such Bonus shall be paid within ten (10) days after the issuance of such consolidated financial statements, and
(ii) the Board of Directors may, in its sole discretion, accelerate payment of all or a portion of the Bonus in respect of any fiscal year.

           5. Other Compensation.

           (a) Note/Restricted Stock. As of the Commencement Date, the Company will issue to Executive an unsecured promissory note of the Company in the principal amount of $1,000,000, which shall be payable, together with interest at a rate of nine percent (9%) per annum, on the third anniversary of the Commencement Date. Prior to the first anniversary of the Commencement Date, the Company shall be entitled to issue shares of its common stock (rounded up to the nearest whole share) having a value of $1,000,000 in exchange for and in full satisfaction of such promissory note. In the event the Company reorganizes within one year following the Commencement Date, the value of the common stock of the reorganized Company, for purposes of such plan of reorganization, shall be the value of common stock issued under this Section 5, unless the parties mutually agree to use a different value. Such note or the shares issued in exchange therefor shall be non-transferable for three years from the


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Commencement Date and be forfeited and cancelled if Executive should be terminated for Cause or should voluntarily terminate his employment (without Good Reason) at any time prior to the third anniversary of the Commencement Date; such risk of forfeiture shall lapse on the third anniversary of the Commencement Date if Executive remains employed with the Company on such date or, if earlier, on Executive's death, Total Disability, termination without Cause or resignation for Good Reason. In addition, the restrictions on the note and such shares shall lapse on a Change in Control.

           (b) Options. As of the effective date of a plan of reorganization with respect to the Company approved by a bankruptcy court, the Company shall grant to Executive one or more options to purchase an aggregate of five percent (5%) of the outstanding common stock of the reorganized Company on a fully diluted basis as of such date. In the event the Company reorganizes within one year following the Commencement Date, the value of a share of common stock of the reorganized Company, for purposes of such plan of reorganization, shall be the per share exercise price under the options issued under this Section 5, unless the parties mutually agree to use a different value. In the event the Company fails to complete a reorganization within one year following the Commencement Date, the per share exercise price of the options shall be the value of a share of common stock of the reorganized Company on the grant date or, if less, such per share value equitably reduced, if at all, by the Compensation Committee of the Board of Directors, in its reasonable discretion, to recognize Executive's contributions to the increase, if any, in the Company's pre-tax income (as defined in Section 4) during the period from the Commencement Date through the grant date from the Company's pre-tax income during the most recent comparable period prior to the Commencement Date. Each option shall vest in four (4) equal installments on each of the first four (4) anniversaries of the Commencement Date, provided Executive is employed by the Company on such dates or, if earlier, shall fully vest on the date of Executive's death, Total Disability, termination of employment without Cause or resignation for Good Reason, or on a Change in Control. The non-vested portion of such options shall be forfeited and cancelled on Executive's termination of employment for Cause or voluntary termination other than for Good Reason. Further, each option shall have a term of seven (7) years from the Commencement Date, subject to earlier termination on the first anniversary of Executive's death or Total Disability or on the ninetieth (90th) day following any other termination of employment. The options shall, to the maximum extent permitted, be designated and qualify as incentive stock options. On the Commencement Date, the Company shall grant Executive stock appreciation rights having similar terms as the stock options described above at a value equal to the closing price of a share of common stock of the Company on the most recent day on which shares of such stock were traded preceding the date on which the Company issues a public announcement of Executive's employment or proposed employment with the Company; provided, however, that such stock appreciation rights shall be terminated and cancelled without any payment thereon on the filing by the Company under the Bankruptcy Code.

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           6. Employee Benefits.

           (a) Generally. Executive shall be entitled, during the Employment Term, to participate (subject to any eligibility periods) in any and all medical, retirement and other employee benefit plans within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") which are generally made available to senior officers of the Company, except life insurance.

           (b) Life Insurance. Subject to Executive's satisfactory completion of any and all required physical examinations, if any, the Company shall pay the premium for and maintain in effect an unrated term life insurance policy on the life of Executive in an amount equal to $5 million. At Executive's option, Executive may elect to pay the excess of the cost of a rated term life insurance policy over an unrated term life insurance policy, in order to obtain a rated term life insurance policy equal to the sum of insurance provided above, from time to time. Subject to the provisions of any insurance policy covering Executive and upon request by Executive, the Company shall assign ownership of any such policy to Executive upon Executive's termination of employment with the Company, provided the Company shall have no further obligation with respect to such policy after such assignment.

           (c) Vacation. During the Employment Term, Executive shall be entitled to five (5) weeks of paid vacation in each fiscal year of the Company, except the number of weeks of paid vacation in respect of the Company's fiscal year ending on December 31, 2001 shall be prorated to reflect the number of days between the Commencement Date and December 31, 2001. Executive shall forfeit any vacation time that remains unused at the end of any fiscal year.

           (d) Transportation. During the Employment Term, Executive shall be provided with car service to and from the Company's executive offices. Executive shall be entitled to first-class travel when travelling on the Company's business.

           (e) Expense Reimbursement. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive incident to the performance of his duties hereunder, in accordance with such policies as may from time to time be established by the Company's Board of Directors and subject to the submission of proper written vouchers by Executive.

           7. Termination by reason of Death or Disability.

           (a) Upon Executive's death or Total Disability (as defined below), the Employment Term shall automatically terminate. In the event of termination of Executive's employment hereunder by reason of his death or Total Disability, the Company shall pay to Executive, or his estate, his accrued and unpaid salary through the date of termination, his accrued and unused vacation as of such date, and his accrued and unpaid Bonus for any prior fiscal year. Further, the Company shall pay a Bonus in respect of the fiscal year in which his employment terminates, prorated to reflect the portion of the fiscal year through the termination date and payable in accordance with Section 4(b) hereof.


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           (b) For purposes of this Agreement, the term "Total Disability" shall mean any mental or physical condition that (i) prevents Executive from reasonably discharging his services and employment duties hereunder, (ii) is attested to in writing by a physician who is licensed to practice in the State of New York and is mutually acceptable to Executive and the Company (or, if the Executive and the Company are unable to mutually agree on a physician, the Board of Directors may select a physician who is a chairman of a department of medicine at a university-affiliated hospital in the City of New York), and (iii) continues, for any one or related condition, during any period of six (6) consecutive months or for a period aggregating six (6) months in any twelve-month period. Total Disability shall be deemed to have occurred on the last day of such applicable six-month period.

           8. Termination for Cause.

           (a) Notwithstanding anything to the contrary contained in this Agreement, the Company, by written notice to Executive, shall at all times have the right to terminate this Agreement and the employment of Executive hereunder for "Cause". Such notice shall be provided by the Company to Executive at least ten (10) days prior to the proposed date of termination, and Executive shall be given an opportunity to make a presentation to the Board of Directors at a meeting of the Board of Directors prior to such proposed date. Following such meeting, the Board of Directors shall determine whether to terminate Executive for Cause and shall notify Executive of its determination. The Company may suspend Executive from his duties and responsibilities, with pay, pending such meeting of the Board of Directors, without such action being deemed Good Reason or a breach hereunder. Upon Executive's termination by the Company for Cause, the Employment Term shall terminate, the Company shall not be obligated to pay any compensation or benefits under this Agreement with respect to the period after such termination or any Bonus for the fiscal year in which the termination occurs, and the Company shall pay Executive his accrued and unpaid Salary through the termination date, his accrued and unused vacation as of such date, and his accrued and unpaid Bonus for any prior fiscal year.

           (b) For the purposes of this Agreement, the term "Cause" shall mean any action of Executive, or any failure to act on the part of Executive, which constitutes:

                  (i) an illegal act or acts that were intended to and did defraud the Company or any of its subsidiaries;

                  (ii) gross negligence, willful misconduct or dishonesty in the discharge of his duties hereunder; or

                  (iii) breach of Section 11 and, if curable, failure to correct any such breach within 30 days after written notice by the Company to Executive specifying the particular act or acts or failure to act that is or are the basis for such breach.


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           9. Termination for Good Reason or by Company Without Cause.

           (a) Notwithstanding any other provision to the contrary, the Company may terminate Executive at any time during the Employment Term even though Cause does not exist, and Executive shall be entitled to the payments provided under this Section 9. Executive may terminate his employment hereunder for Good Reason (and the Employment Term shall accordingly terminate) by (i) providing written notice of his intention to terminate to the Board of Directors within thirty
(30) days following the occurrence of any of the events specified below as constituting Good Reason, (ii) specifying the circumstances relating thereto and
(iii) unless the Company cures within thirty (30) days after receipt of the notice any such defects identified in the notice, re-affirming in writing his election to terminate within ten (10) business days following expiration of any curative period. Upon Executive's termination for Good Reason or the Company's termination of Executive without Cause (other than by reason of Executive's death or Total Disability), the Employment Term shall terminate, the Company shall not be obligated to pay any compensation or benefits with respect to the period following such termination, and the Company shall pay to Executive a lump sum in cash within ten (10) days of his termination in an amount equal to the sum of (i) his accrued and unpaid salary and vacation through the date of termination, (ii) his accrued and unpaid Bonus for any prior fiscal year, (iii) two (2) years annual salary at the annual rate in effect on the date of termination, and (iv) two times the highest annual Bonus paid or payable to Executive in respect of any fiscal year; Executive also shall be provided with group health benefits on the same basis as other employees for a period of two
(2) years following such termination (or until Executive obtains employment which provides him and his eligible dependents with substantially comparable coverage). In addition, all stock options and restricted shares described in this Agreement shall fully vest on the termination date.

           (b) "Good Reason" means and shall be deemed to exist if, without the prior written consent or waiver of Executive, (i) Executive is assigned duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities associated with his titles or position, as set forth in this Agreement (or which he may receive during the Employment Term),
(ii) Executive's duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by Executive and approved by the Board of Directors, (iii) the Company fails to grant Executive the stock options and restricted shares pursuant to Section 5 hereof within twelve (12) months of the Commencement Date or, if earlier, within ninety (90) days following the effective date of a plan of reorganization with respect to the Company approved by a bankruptcy court, (iv) the Company fails to perform substantially any material term or provision of this Agreement, (v) Executive's office location is relocated to one that is more than fifty (50) miles from the location at which Executive was based immediately prior to the relocation, (vi) the Company fails to obtain the full assumption of this Agreement by a successor entity, or (vii) Executive is not elected to the Board of Directors, is not re-elected thereto, or is forced to resign therefrom, for any reason other than his death, Total Disability or Cause.


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           10. Termination After a Change in Control.

           (a) Executive, by written notice to the Board of Directors, shall have the right to terminate his employment at any time during a thirty-day period commencing on the ninetieth day following a Change of Control. Upon such termination, the Employment Term shall terminate, the Company shall not be obligated to provide compensation or benefits under this Agreement with respect to the period following such termination, and Executive shall be entitled to the same compensation and benefits described in Section 9 hereof, payable at the same time and in the same form, as if his employment had been terminated for Good Reason.

           (b) A "Change in Control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, other than any person who acquires five percent (5%) or more of the outstanding common stock of the Company in accordance with a plan of reorganization under chapter 11 of Title 11 of the United States Code (a "Chapter 11 Plan"), or (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the members of the Board of Directors and any new director, whose election to the Board of Directors or nomination for election to the Board of Directors by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors (except as a result of a Chapter 11 Plan), or (iii) the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; except that a merger or consolidation effected to implement a Chapter 11 Plan or recapitalization of the Company (or similar transaction) shall not constitute a Change in Control, or (iv) the stockholders of the Company approve and effect a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

           (c) In the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), as determined as provided below, and the aggregate present value of Payments exceeds three (3) times Executive's "base amount" (as such term is defined in Section 280G of the Code) by $100,000 or less, the Payments shall be reduced (but not below zero) until no portion of the Payments would be subject to the Excise Tax. Such determination shall be made in an opinion of counsel selected by the Company and reasonably acceptable to


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Executive ("Tax Counsel") and, in making such determination, (i) the value of any non-cash benefit or any deferred payment or benefit included in such payments shall be determined in accordance with the principles of Sections 280G(d)(3) of the Code, and (ii) Executive shall be entitled, at any time by written notice to the Company, to reduce the amount of any Payment otherwise payable to him and to select from among the Payments those to be so reduced.

           (d) In the event that any Payment would be subject to the Excise Tax imposed by Section 4999 of the Code, as determined as provided below, and the aggregate present value of the Payments exceeds three (3) times Executive's "base amount" (as such term is defined in Section 280G of the Code) by more than $100,000, the Company shall pay to Executive, at the time specified in this
Section 10 below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on Payments and any federal, state and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made.

           (e) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (i) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of Tax Counsel, a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (ii) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

           (f) The Gross-Up Payments provided for in this Section 10 shall be made upon the earlier of (i) the payment to Executive of any Payment or (ii) the imposition upon Executive or payment by Executive of any Excise Tax. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less


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than the amount taken into account under Section 10 hereof, Executive shall repay to the Company within thirty (30) days of Executive's receipt of notice of such final determination or opinion the portion, of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by Executive on the amount of such repayment. If it is established pursuant to a final determination of a court, an Internal Revenue Service proceeding, or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

           (g) In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, Executive shall be entitled, by written notice to the Company, to request an opinion of Tax Counsel regarding the application of such change to any of the foregoing, the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of Tax Counsel incurred in connection with this agreement shall be borne by the Company.

           11. Restrictive Covenants and Confidentiality.

           (a) Executive agrees, as a condition to the performance by the Company of its obligations hereunder, that during the term of his employment hereunder and during a further period of two (2) years after the termination of such employment, Executive shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly through any other person, firm, corporation or other entity, employ, solicit, raid, entice or induce any person who, on the date of termination of employment of Executive is, or within the last six (6) months of Executive's employment by the Company was, an employee of the Company or any subsidiary thereof, to become employed by any person, firm, corporation or other entity, and Executive shall not approach any such current or former employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; provided, however, that Executive shall not be bound by the restrictions contained in this Section 11(a) with respect to any person who commences employment with the Company after the Commencement Date, if Executive's employment is terminated by the Company during the Employment Term without Cause or by Executive for Good Reason.

           (b) Recognizing that the knowledge, information and relationship with customers, suppliers and agents, and the knowledge of the Company's and its subsidiaries' business methods, systems, plans and policies, which Executive shall hereafter establish, receive or obtain as an employee of the Company or any such subsidiary, are valuable and unique assets of the businesses of the Company and its subsidiaries, Executive agrees that, during and after the term of his employment hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of the Board of Directors of the Company, any such knowledge or information pertaining to the


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Company or any of its subsidiaries, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 11(b) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Executive's breach of his obligations hereunder), information which is or shall become available in trade or other publications, information known to Executive prior to entering the employ of the Company, and information which Executive is required to disclose by law or an order of a court of competent jurisdiction. If Executive is required by law or a court order to disclose such information, he shall notify the Company of such requirement and provide the Company an opportunity (if the Company so elects) to contest such law or court order.

           12. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Executive of any of the covenants or agreements contained in Section 11 of this Agreement may cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. Therefore, Executive recognizes and hereby agrees that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in Section 11 of this Agreement by Executive and/or his employees, associates, partners or agents, or entities controlled by one or more of them, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company may possess. Nothing contained in this Section 12 shall be construed to prevent the Company from seeking and recovering from Executive damages sustained by it as a result of any breach or violation by Executive of any of the covenants or agreements contained in this Agreement.

           13. Future Transactions Affecting Change in the Business. The parties hereto acknowledge that a material change in the configuration of the business of the Company in the future could result in a distortion or inequitable effect on the compensation received or to be received by Executive. Accordingly, in the event of any material change in the business of the Company, such as by the Company's future acquisition of another going concern (but not the opening of new stores), this Agreement may be amended to equitably reflect such change.

           Indemnification. The Company hereby agrees to indemnify Executive (and Executive's legal representatives or other successors) against all liabilities, costs, charges and expenses whatsoever incurred or sustained by Executive (or Executive's legal representatives or other successors) in connection with any threatened, pending or completed action, suit or proceeding by any person other than the Company or Executive to which Executive (or Executive's legal representatives or other successors) may be made a party or may be threatened to be made a party by reason of Executive being or having been a director, officer, employee, or agent of the Company or serving or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted under the Company's by-laws as in effect on the date hereof.

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           No Duty to Mitigate. Executive shall not be required to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder as a result of any termination or expiration of this Agreement, nor shall any payments to Executive be reduced by any other payments Executive may receive, except as set forth herein.

           14. Attorney's Fees. Company shall pay or reimburse Executive for reasonable legal expenses (including reasonable attorney's fees and expenses) incurred in connection with the preparation of this Agreement up to a maximum of $25,000.

           15. Deductions and Withholding. Executive acknowledges and agrees that the Company shall be entitled to withhold from his compensation hereunder, including salary, Bonus and payments pursuant to any retirement plans, and any additional compensation payable hereunder, all federal, state, local or other taxes which the Company determines are required to be withheld on amounts payable to Executive pursuant to this Agreement or otherwise.

           16. Executive's Representations; No Delegation. Executive hereby represents and warrants that he is not precluded, by any agreement to which he is a party or to which he is subject, from executing and delivering this Agreement, and that this Agreement and his performance of the duties and responsibilities set forth herein does not violate any such agreement. Executive shall indemnify and hold harmless the Company and its officers, directors, employees, agents and advisors for any liabilities, losses and costs (including reasonable attorney's fees) arising from any breach or alleged breach of the foregoing representation and warranty. Executive shall not delegate his employment obligations under this Agreement to any other person.

           17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

           18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter. This Agreement may not be modified in any manner, except by a written instrument signed by both the Company and Executive.

           19. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile transmission or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

                     If to the Company:

                               Kasper A.S.L., Ltd.
                               77 Metro Way
                               Secaucus, NJ   07094
                               Attn: General Counsel


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
                     with a copy to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, NY  10153
                               Attn:  Jeffrey J. Weinberg

                     If to Executive:

                               John D. Idol
                               225 Elderfields Road
                               Manhassett, NY  11030

                     with a copy to:

                               Kaye Scholer LLP
                               425 Park Avenue
                               New York, NY  10022
                               Attn:  Arthur F. Woodard

or to such other addresses as either party hereto may from time to time specify to the other.

           20. Benefit; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representative, successors and, where applicable, assigns.

           21. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement, or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

           22. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

           23. Section Headings. The section headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.



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
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                             KASPER A.S.L., LTD.


                             By:
                                 ---------------------------------------
                                 Name:
                                 Title:




                                 ---------------------------------------
                                 JOHN D. IDOL










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